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                   [MULTIPLE ZONES INTERNATIONAL LETTERHEAD]

Lorne G. Rubis                                                     July 14, 1997
95A - 17th Street
Hermosa Beach, CA 90254

        RE:     Revised Employment Offer

Dear Mr. Rubis,

I am pleased to offer you the position of Executive Vice President of Sales for Multiple Zones International, Inc. (the "Company"), reporting to Mr. John DeFeo, President/CEO/COO. This offer is made for employment at will beginning July 14, 1997, on the following terms:

COMPENSATION

A salary of $9,375.00 per pay period (24 per year). You will also be eligible for the Company's incentive bonus plan at the executive level -- 35 percent of your base salary. As with all company incentive plans, this is subject to change at management's discretion.

In addition, you will receive 100,000 stock options under the Company's 1993 Stock Incentive Plan, as amended. The stock options will vest in equal increments over a four-year period, at a rate of 25 percent per year. You also will have an annual stock option grant opportunity equal to 40 percent of your base salary as of January 1st of such year. Annual grants are subject to approval by the Board of Directors during the Board Meeting, generally in April, that precedes the Annual Meeting of Shareholders. Stock options are generally granted at an exercise price equal to the closing price of the Company's stock on the effective date of the grant, typically the date of Board approval. Annual stock option grants are subject to a two-year equal installment vesting, and represent the long-term incentive component of your compensation.

A $25,000 signing bonus will also be paid to you at the onset of your employment with the Company, but is contingent upon a commitment of 12 months continuous employment. Should you decide for any reason to terminate your employment prior to that time, other than change of control as defined on pages two & three of this letter, these funds must be repaid in full.

BENEFITS

The Company will provide you with medical, dental, vision and prescription insurance coverage in accordance with the Company insurance plan. There is optional coverage for spouses and immediate family members, but the cost of this additional coverage will be your responsibility. Your eligibility for benefits would begin on the first of the month following employment (i.e., August 1, 1997).

VACATION

You will accrue three weeks of paid vacation annually during your first two years with the Company, and four weeks annually after two years of service.

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LORNE RUBIS
Offer Letter -- Page Two

RELOCATION

The Company will provide you with up to $25,000 for expense reimbursement to assist you in your relocation to the Puget Sound area. These funds can be used for travel, transport of household goods, closing costs, interim living expenses, house hunting trips and other ordinary moving expenses. These funds may be subject to personal income tax as advised by our accounting firm, Coopers & Lybrand LLP. You should plan on working directly with me to coordinate use of these funds, submitting receipts for an expense reimbursement or gaining pre-approval of expenses that you would like the Company to pay directly. Per our discussions, should your expenses related to this move go beyond the relocation amount we are offering, any additional reimbursement for your relocation will be subject to John DeFeo's approval as an exception, and should not be considered as a guarantee.

SEPARATION

As an employee at will, the Company has the right to terminate your employment at any time, with or without "Cause." For present purposes, Cause will include
(a) repeated refusals to carry out directions of the Board with regard to material matters reasonably consistent with your duties as Executive Vice President of Sales; (b) knowing violation of a state or federal law constituting a felony or involving the commission of a crime against the Company; (c) misuse of alcohol or controlled substances, misrepresentation, deception, fraud or dishonesty materially injurious to the Company; and (d) any act or omission in willful disregard of the Company's interests that substantially impairs its goodwill, business or reputation.

Should the Company terminate your employment for Cause, then no salary, compensation, severance benefits or other amounts shall be paid to you with respect to any period subsequent to the effective date of such termination, or otherwise with respect to your employment by the Company. In the event, however, that the Company terminates your employment without Cause, or you terminate your employment with the Company for "Good Reason" (as defined below) within 12 months following a "Change of Control" (also defined below), the Company will provide you with severance pay equal to your base salary paid monthly for up to 12 months or until you secure other employment, whichever occurs first. If such termination (without Cause or for "Good Reason" as defined below) occurs within the first 4 years of your employment, the Company will provide you with an additional relocation reimbursement allowance of up to $25,000.00. Your medical benefits would continue under the Company plan throughout the term of your monthly severance payments. If you secure other employment within three months of your last day with the Company, in addition to the monthly severance payments during such period, you will receive an additional payment equal to two months of base salary. The Company will also provide you with two year's accelerated vesting on all stock options held as of the date of separation. You will have a period of 1 year from date of separation to exercise these options, reduced to 90 days if you elect to go to work for one of our competitors. Please note that exercising the options after 90 days from the date of separation will result in the options being treated as non-qualified rather than incentive stock options. Under tax law, non-qualified stock options are generally taxed as ordinary income, while incentive stock options are generally treated as capital gains. You will additionally receive a cash payment in lieu of any accrued but unused vacation calculated based on the rate of base compensation in effect on the effective date of such termination.
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Lorne Rubis
Offer Letter - Page Three


For purposes of this Employment Offer, the term "Change of Control" is limited to the following: (a) Any sale or exchange of Common Stock of the Company, any sale or exchange of assets of the Company (other than in the ordinary course of business), or any merger, statutory share exchange or other similar transaction, as a result of which, together with all other similar transactions that have occurred during the period of eighteen (18) months ending on the date of the transaction, there has been during that period a transfer of ownership or control of more than seventy-five percent (75%) of the Company's stock, voting power, assets or business; or (b) The acquisition by any person or entity or any group of persons or entities acting in concert of the ownership of, or the power to vote, more than fifty percent (50%) of the outstanding voting securities of the Company (for which purpose, securities which are convertible into voting securities will be deemed voting securities).

The term "Good Reason," for present purposes, is limited to the occurrence within the 12-month period following a Change in Control of any one of the following events without your consent: (a) A material reduction in the scope of your responsibilities for the Company immediately prior to the Change in Control and the assignment to you of any duties inconsistent with your position as Executive Vice President of Sales; (b) A material reduction in the overall level of employee benefits available to you immediately prior to the Change in Control, or your right to participate therein, unless such reduction is nondiscriminatory as to you; or (c) The Company's requiring you to be based anywhere more than fifty (50) miles from the Company's principal business location at the time of the Change of Control other than for required travel in connection with the business of the Company not significantly greater than your business travel obligations at the time of the Change of Control.

***

It is my understanding that the foregoing terms and conditions of your employment represent our entire agreement and supersede all prior discussions regarding your employment with Multiple Zones International, Inc. Any questions regarding this offer of employment or Company benefits may be directed to me at
(425) 430-3674. A second copy is included for your records. Please indicate your acceptance by signing and returning the signed original to my office.

Thank you very much -- we are very glad to have you joining the MZI Team!


Sincerely,


/s/ ANNETTE GREGORICH
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Annette Gregorich
Sr. Director of Human Resources
Multiple Zones International, Inc.

Encl./Benefits

Accepted: /s/ LORNE G. RUBIS                    Date:    7/14/97
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            Lorne G. Rubis